Exhibit 99.17

WWW.PAZOO.COM Every Two Weeks to Highlight New Health and Wellness Sections Providing Articles and Other Information on These Specific Topics

WHIPPANY, NJ -- (Marketwired) -- 03/25/14 -- Pazoo, Inc. (OTCQB: PZOO) (German WKN#: A1J3DK) is pleased to report that every two weeks www.pazoo.com will highlight one of the new drop down menus on its website. This week's highlighted drop down menu related to the emerging topic of medical marijuana, both pro and con. (See, http://www.pazoo.com/category/health/medical-marijuana-2/).

Pazoo is in the process of partnering with individuals and companies in the medical marijuana space to provide the most current content on the benefits and dangers of this controversial industry. Pazoo will not take a position on either side of this subject. Pazoo is committed to providing the most comprehensive, unbiased, health and wellness information anywhere on the Internet.

This week's contribution in this section will provide a brief history (part 1) of medical marijuana, the cons/downsides and negative effects on the body, and new extracts in the forms of liquids and oils. This section to the website will be dramatically expanded in the coming days and weeks and will keep up with the most current information on the subject moving forward.

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website.www.pazoo.com is a health and wellness social community with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:
Ben Hoehn
Phone: 1-855-PAZOO-US
Email: INVESTOR@PAZOO.COM

Source: Pazoo, Inc.

Released March 25, 2014